Exhibit 5.1

Our File No.	1007463-278405-Transaction Documents

December 21, 2020

Electrameccanica Vehicles Corp.

102 East 1st Avenue

Vancouver, British Columbia, Canada

V5T 1A4

Attention:               Ms. Baljinder K. Bhullar, Chief Financial Officer

Dear Sirs/Mesdames:

Re:

Electrameccanica Vehicles Corp.

Registration Statement on Form F-3

 Offering of Common Shares, no par value

We have acted as legal counsel to Electrameccanica Vehicles Corp. (the “Company”) in connection with the offering (the “Offering”) by the Company of common shares, no par value, of the Company (the “Shares”) having an aggregate offering price of up to $100,000,000, pursuant to that certain Sales Agreement, dated December 21, 2020 (the “Sales Agreement”), between the Company and each of Stifel, Nicolaus & Company, Incorporated and Roth Capital Partners, LLC (each, an “Agent” and, collectively, the “Agents”).

The Shares will be issued pursuant to: the Company’s Registration Statement on Form F-3 (File No. 333-250863) filed by the Company (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) on November 23, 2020 pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the SEC on December 2, 2020; the base prospectus (the “Base Prospectus”) filed as part of the Registration Statement; and the related prospectus supplement dated December 21, 2020 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act.

This opinion letter is furnished to you at your request in connection with the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5). No opinion is expressed as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed:

•	the Sales Agreement;

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December 21, 2020 Page 2

•	the Registration Statement and the exhibits attached thereto;

•	the Prospectus;

•	the Company’s Notice of Articles and Articles as currently in effect (collectively, the “Articles”);

•	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors relating to the registration of the Shares and related matters; and

•	other documents as we have deemed relevant.

In addition, we have relied upon certificates of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, except as set forth above, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

•	all Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Registration Statement and the Prospectus;

•	at the time of the issuance of any of the Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power and authority to issue such Shares;

•	in the event that any Shares are issued in uncertificated form, then, within a reasonable time after the issuance or transfer of any such uncertificated Shares, the Company sends to the registered owner thereof any written notice prescribed by the Business Corporations Act (British Columbia), as amended;

•	at the time of the issuance of any of the Shares, the Articles of the Company are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof;

•	at the time of any offering or sale of any Shares there will be sufficient common shares authorized and unissued under the Company’s then operative Articles and not otherwise reserved for issuance; and

•	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date and correctly reflect the directors and officers of the Company.

December 21, 2020 Page 3

In addition, we have assumed:

•	the legal capacity of all natural persons;

•	genuineness of all signatures on documents examined by us;

•	the authenticity of all documents submitted to us as originals;

•	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies; and

•	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

The opinions expressed in this letter are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the names or on behalf of the purchasers thereof, and have been issued by the Company against payment therefor in the circumstances contemplated by the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Report of Foreign Private Issuer on Form 6-K dated December 21, 2020, and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Base Prospectus and in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP